Exhibit 10.1

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into as of                       , 2009 (the “Effective Date”), by and between Gamynia Limited, a company incorporated under the laws of Cyprus (no. HH 239589) (“Buyer”), and WPT Enterprises Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of July 28, 2009 (the “Asset Purchase Agreement”);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer agrees to purchase substantially all of the assets of Seller, other than the Excluded Assets;

WHEREAS, the Excluded Assets include (1) a Television Sponsorship Agreement dated November 31, 2006 by and between iGlobalMedia Marketing (Gibraltar) Limited dba PartyGaming Marketing (Gibraltar) and WPT Enterprises, Inc. (the “PartyGaming Agreement”) and (2) certain License Agreements dated February 5, 2009, March 11, 2009 and March 23, 2009 by and between Rational Services Limited and WPT Enterprises, Inc. (the “PokerStars Agreements”) — (together the “Sponsorship Agreements”);

WHEREAS, the Sponsorship Agreements involve sponsorship payments to Seller in exchange for Seller distributing World Poker Tour and Professional Poker Tour television shows into international broadcast markets within certain logo integration, category exclusivity and broadcast medium requirements (the “Distribution Requirements”);

WHEREAS, the parties agree that Seller shall receive all the benefits and burdens under any and all licensing agreements that have been executed or substantially negotiated under the Sponsorship Agreements prior to the Closing Date of the Asset Purchase Agreement, as listed in Annex A hereto  (the “Existing Licenses”),

WHEREAS, the parties agree that for brand integrity and to avoid market confusion, Buyer shall serve as the exclusive agent of Seller in all future negotiations for licensing agreements that are substantially negotiated and entered into under the Sponsorship Agreements after the Closing Date of the Asset Purchase Agreement (the Future Licenses”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement; and

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement that the parties execute and deliver this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             APPOINTMENT OF BUYER AS AGENT:  In consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Closing Date of the Asset Purchase

Agreement, Seller hereby appoints Buyer as the exclusive agent of Seller for the purpose of negotiating and entering into any and all Future Licenses.

(a)           Existing Licenses:

(i)        Revenues:  Seller shall collect and retain all revenues from Existing Licenses for its sole benefit (i.e. Buyer will not be an agent for Seller regarding Existing Licenses);

(ii)       Costs and Liabilities:  Seller shall be responsible for all costs, burdens and liabilities associated with its activities fulfilling and collecting Existing Licenses;

(iii)      Seller Access to Materials:  At no additional cost or expense to Seller, and without undue burden on Buyer, Buyer shall provide Seller with reasonable access to any and all program-related materials necessary in order for Buyer to perform its obligations under the terms of the Existing Licenses, including, but not limited to, show masters, tapes, etc., all at Buyer’s premises and during normal business hours.

(b)           Future Licenses:

(i)            Revenues:  Buyer shall collect all revenues from Future Licenses and divide it as follows:

aa)        Fifty Percent (50%) of all Adjusted Gross Revenues collected shall be paid to Seller within fifteen (15) days of the end of each month, where “Adjusted Gross Revenue” is defined as all gross receipts less (1) all withholding and remittance taxes actually paid or withheld in connection with such amounts and not refunded or credited to or for the benefit of Buyer or Seller (the “Taxes”); and (2) any and all actual and reasonable out-of-pocket fees paid by Buyer to an international broadcasting company in order to induce such international broadcasting company to enter into a Future License (the “Broadcaster Fees”);

bb)      The remaining fifty percent (50%) of all Adjusted Gross Revenues shall be retained by Buyer.

(ii)           Costs and Liabilities:  Buyer shall be responsible for all costs, burdens and liabilities associated with its activities distributing, fulfilling and collecting Future Licenses.  For clarity, Taxes and Broadcaster Fees will be netted against gross receipts for purposes of calculating Adjusted Gross Receipts as set forth in clause (i) above.

(iii)          Affirmative obligation to distribute:  Buyer shall have the affirmative obligation to use reasonable efforts to negotiate and enter into Future Licenses in such a way to generate revenues under the Sponsorship

Agreements.  In addition to the foregoing, Buyer shall in good faith offer the content covered by the Sponsorship Agreements and attempt to consummate Future Licenses with broadcasters that offer potential content distribution deals that satisfy the Distribution Requirements.

(iv)          Accounting statements:  Buyer shall provide Seller, on a monthly basis (on the date that payment is due to Seller), detailed accounting statements with respect to any and all Future Licenses, in a form mutually agreed upon by Buyer and Seller.  At the same time copies of all new executed Future Licenses shall be forwarded to Seller.

2.             GENERAL PROVISIONS:

(a)           Governing Law/Jurisdiction.

This Agreement shall be governed by and construed in accordance with English law. Each party agrees for the exclusive benefit of the other parties that the courts of England shall have (subject as stated herein below) exclusive jurisdiction to hear and determine any suit action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement, and for such purposes they hereby irrevocably submit to the jurisdiction of such courts. The parties agree not to assert that such jurisdiction is a “forum non-conveniens” or any similar argument attempting to avoid the jurisdiction of the courts of England.

Nothing contained in this Section 2(a) shall limit the right of a party to enforce judgments of the courts of England hereunder, in any court in any other jurisdiction, and nothing in this Section shall prevent a party from bringing any suit, action or proceedings hereunder in the courts of any other jurisdiction if the first party was for any reason unable to enforce a judgment rendered by the English courts in any such other jurisdiction, nor shall the taking of any such enforcement proceedings (or other proceedings referred to in this Section 2(a)) in one or more jurisdictions preclude the taking of enforcement proceedings (or other proceedings referred to in this Section 2(a)) in any other jurisdiction, whether concurrently or not (unless precluded by applicable Law).

Buyer hereby authorizes and appoints Jordans International of 21 St Thomas Street, Bristol BS1 6JS, the United Kingdom, Tel: +44 (0)117 923 0600, Fax: +44 (0)117 923 0063 (or such other person being a firm of solicitors in England as Buyer may substitute from time to time by notice to Seller) to accept service of all legal process arising out of or connected with this Agreement. Service on such person(s) (or substitute) shall be deemed to be service on Buyer whether or not process is forwarded to or received by it.  Except upon a substitution of such firm, Buyer undertakes not to revoke any such authority or appointment, at all times to maintain an agent for service of process in England and, if any such agent ceases for any reason to be an agent for this purpose, forthwith to appoint another agent and advise Seller accordingly.

Seller hereby authorizes and appoints Tony Coles of  Jeffrey, Green, Russell Solicitors, Waverley House, 7-12 Noel Street, London, W1F 8G, DX 44627 Mayfair; phone +44 (0) 20 7339 7000, fax: + 44 (0) 20 7307 0240 (or such other person being a firm of solicitors in England as it may substitute by notice to Buyer) to accept service of all legal process arising out of or connected with this Agreement.  Service on such person(s) (or substitute) shall be deemed to be service on Seller whether or not process is forwarded to or received by it.  Except upon such a substitution, Seller undertakes not to revoke any such authority or appointment, at all times to maintain an agent for service of process in England and, if any such agent ceases for any reason to be an agent for this purpose, forthwith to appoint another agent and advise Buyer accordingly.

(b)           Miscellaneous.  The waiver by a party of a breach of or a default under any provision of this Agreement will be in writing and will not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement.  If the application of any provision of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby, and (ii) such provision will be reformed without further action by the parties hereto and only to the extent necessary to make such provision valid and enforceable when applied to such particular facts and circumstances.  This Agreement will not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties, the parties will at all times be and remain independent contractors and no party nor its agents have any authority of any kind to bind any other party in any respect whatsoever.  The captions and section and paragraph headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.  This Agreement may be executed in counterparts, by facsimile or otherwise, each of which shall be deemed an original for all purposes, including the judicial proof of any of the terms hereof; provided, however that all such counterparts shall constitute one and the same Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions and agreements, whether oral or written, and all communications between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom.  No amendment or modification of any provision of this Agreement will be effective unless in writing and signed by a duly authorized representative of each party.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed by a duly authorized representative as of the Effective Date.

SELLER:

WPT ENTERPRISES, INC.

By:
Name:
Title:

BUYER:

GAMYNIA LIMITED

By:
Name:
Title: